From:	CAVALIER HOMES, INC.
Approved by:	David Roberson
Subject:	MEMA Contract
Contact:	Mike Murphy (256) 747-9800

CAVALIER AWARDED CONTRACTS TO BUILD 500 HOMES
FOR MISSISSIPPI EMERGENCY MANAGEMENT AGENCY

Addison, Ala. (June 27, 2007) – Cavalier Homes, Inc. (Amex: CAV) today announced that a wholly owned subsidiary of the Company has entered into three contracts to build and deliver a total of 500 homes to the Mississippi Emergency Management Agency (MEMA) as part of that state's ongoing efforts to provide permanent and semi-permanent housing for residents displaced by Hurricane Katrina.  The homes, 300 two-bedroom and 200 three-bedroom "Cottage" models, are expected to generate total revenue for the Company of approximately $24 million.  Under the contracts, Cavalier is to complete delivery of these homes to a staging and inspection site in Mississippi within 75 miles of the Gulf Coast within 120 days from applicable orders to proceed, which Cavalier expects MEMA to issue in phases over the next one to six weeks.  Cavalier will supply these homes from its plants in Millen, Georgia, and Addison and Winfield, Alabama.

In the 2006 Emergency Appropriations Act, Congress appropriated $400 million for the Alternative Housing Pilot Program with grants totaling $281 million going to the State of Mississippi.  Mississippi's actions to date to award contracts to Cavalier and other manufacturers represent orders for a total of 1,150 homes, including 200 one-bedroom "Park" models, and 550 two-bedroom and 400 three-bedroom Cottage models.  The state estimates that a total of between 3,000 to 5,000 homes will be built over the duration of the 24-month long Mississippi Alternative Housing Program.  Additional information about this program can be obtained by accessing the web site at http://www.mscottage.org.

In anticipation of greater working capital needs to support these MEMA contracts, the Company has negotiated an increase in the revolving line of credit component of its bank credit facility until February 5, 2008, raising the limit from $25,000,000 to the lesser of $30,000,000 or the collateral loan value as defined in the bank credit facility.  Currently, no amounts are outstanding under this revolving line; however, the Company expects to utilize the line as materials are purchased for these contracts.

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing.  The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier’s products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2006, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended March 31, 2007, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission.  Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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